EXHIBIT 10.1

FRANKLIN RESOURCES, INC. DEFERRED COMPENSATION AGREEMENT FOR DIRECTOR’S FEES

Amended and Restated October 18, 2005

FRANKLIN RESOURCES, INC.

DEFERRED COMPENSATION AGREEMENT FOR DIRECTOR’S FEES

This Franklin Resources, Inc. Deferred Compensation Agreement for Director’s Fees is amended and restated as of the 18th day of October, 2005 by and between Franklin Resources, Inc., a Delaware corporation, located at One Franklin Parkway, San Mateo, California 94403-1906, and Louis E. Woodworth, a non-employee director of Franklin Resources, Inc.

RECITALS

WHEREAS, the Company (as defined below) and Participant (as defined below) desire to amend and restate the Deferred Compensation Agreement for Director’s Fees originally entered into on June 16, 1994. The Deferred Compensation Agreement for Director’s Fees is a deferred compensation arrangement that is unfunded for tax and Title I of ERISA (as defined below) purposes and is designed to permit the Participant to postpone receipt and taxation of certain specific amounts of compensation in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the following terms and conditions, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1       “Agreement” shall mean this Franklin Resources, Inc. Deferred Compensation Agreement for Director’s Fees as amended from time to time.

1.2       “Beneficiary” shall mean the beneficiary or beneficiaries designated by the Participant to receive his deferred compensation benefits in the event of his death.

1.3	“Board of Directors” shall mean the board of directors of the Company.

1.4       “Change in Control” shall mean the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A(a)(2)(A)(v), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.

1.5       “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

1.6       “Committee” shall mean the Compensation Committee of the Board of Directors unless an alternate committee is designated by the Board of Directors to administer this Agreement in accordance with Article 8 below. If the Board of Directors has not appointed such a committee, then each reference to the “Committee” shall be construed to refer to the Board of Directors.

1.7	“Common Stock” shall mean the common stock of the Company.

1.8       “Company” shall mean Franklin Resources, Inc., a Delaware corporation, and any successor organization thereto.

1.9       “Deferral” shall mean a contribution of cash or an annual or other stock grant under the Agreement made by the Company on behalf of the Participant and shall include any notional dividends credited pursuant to Section 3.5 below.

1.10    “Deferred Compensation Account” shall mean the separate account established under this Agreement for the Participant. From time to time, the Company shall furnish the Participant with a statement of his Deferred Compensation Account balance.

1.11    “Director” shall mean a member of the Board of Directors who is not an employee of the Company.

1.12    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13    “Participant” shall mean Louis E. Woodworth; references to the Participant herein shall also refer to his designated Beneficiary where the context so requires.

1.14    “Separation from Service” shall mean the date the Participant’s services as a Director terminate for any reason.

1.15    “Trust” or “Trust Agreement” shall mean the Franklin Resources, Inc., Deferred Compensation Trust Agreement (when adopted by the Company), which is intended to conform to terms of the model trust described in Revenue Procedure 92-64, 1992-2 C.B. 422, including any amendments thereto, entered into between the Company and the Trustee to carry out the provisions of the Agreement.

1.16    “Trust Fund” shall mean the cash and other property held and administered by the Trustee pursuant to the Trust to carry out the provisions of the Agreement.

1.17	“Trustee” shall mean the designated trustee acting at any time under the Trust.

1.18    “Unforeseeable Emergency” shall mean an unforeseeable emergency as defined in Code Section 409(a)(2)(B)(ii)(I) (as limited by Code Section 409A(a)(2)(B)(ii)(II)), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.1

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1Code Section 409A(a)(2)(B)(ii) provides the following definition of “unforeseeable emergency”:

Unforeseeable emergency. For purposes of subparagraph (A)(vi) —

(I) In general. The term “unforeseeable emergency” means a severe financial hardship to the participant resulting from an illness or accident of the participant, the participant's spouse, or a dependent (as defined in Section 152(a)) of the participant, loss of the participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

ARTICLE 2

PARTICIPATION

2.1       Eligible Participant. Participation under the Agreement shall be limited to the Participant specified herein.

ARTICLE 3

CONTRIBUTIONS AND DETERMINATION OF BENEFITS

3.1       Deferral Election. The Participant agrees to defer under this Agreement all of his Director’s fees (including meeting fees, committee fees, chairperson fees as well as all other fees) and annual or other stock grants (relating to his service as a Director of Franklin Resources) earned through December 31, 2005. No Director fees or stock grants earned after December 31, 2005 will be deferred under this Agreement.

3.2       Contributions. All contributions made to fund benefits under the Agreement shall be paid by the Company; no direct contributions by the Participant are required or permitted.

3.3       Investment Elections. In accordance with rules, procedures and options established by the Committee, the Participant shall have the right to direct the investment of his or her Deferred Compensation Account. The Participant may direct that his or her Deferred Compensation Account be invested in shares of Common Stock and/or one or more Franklin Templeton mutual funds as selected by the Participant; provided, however, that the Committee shall have the authority, in its sole discretion, with or without notice, to change or eliminate one or more of the foregoing investment alternatives available to the Participant at any time. The Participant shall direct the investment of his or her Deferred Compensation Account by submitting to the Company an Investment Direction in the form set forth at Exhibit B. In accordance with procedures established by the Committee, the Participant may change his or her investment directions effective as of the first day of any calendar quarter. Such changes may be made on a validly submitted Investment Direction in the form set forth at Exhibit B no fewer than 15 days preceding the effective date of the change. If the Participant fails to provide any investment directions at a time when the Participant has a positive balance in the Deferred Compensation Account, the Company or the Committee shall deem the entire Deferred Compensation Account invested in shares of Company Common Stock. The Company may invest assets allocable to the Participant’s Deferred Compensation Account in any manner, in any amount and for any period of time which the Company in its sole discretion may select;

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(II) Limitation on distributions. The requirement of subparagraph (A)(vi) is met only if, as determined under regulations of the Secretary, the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

but the Company must credit or charge the Participant’s Deferred Compensation Account with the same earnings, gains or losses that the Participant would have incurred if the Company had invested the assets allocable to the Participant’s Deferred Compensation Account in the specific investments, in the specific amounts and for the specific periods directed by the Participant. If this Agreement is determined to be subject to the fiduciary provisions of Part 4 of Title I of ERISA, this Agreement shall be treated as a plan described in Section 404(c) of ERISA and Title 29 of the Code of Federal Regulations Section 2550.404c-1, in which plan fiduciaries may be relieved of liability for any losses which are the direct and necessary result of investment instructions given by the Participant or the Participant’s Beneficiary.

3.4       Investment Earnings or Losses. Any amounts credited to the Participant’s Deferred Compensation Account may increase or decrease as a result of the Company’s investment of such amounts, as described in Section 3.3 above. In a manner consistent with the allocations described in Section 3.3, the investment earnings or losses under this Section 3.4 shall be credited to the Participant’s Deferred Compensation Account, as determined in good faith by the Committee. The Participant and the Participant’s Beneficiary understand and agree that they assume all risk in connection with any decrease in the value of the Deferred Compensation Account as invested in accordance with these Sections 3.3 and 3.4.

3.5       Contribution of Notional Distributions. The Deferred Compensation Account shall be credited with notional dividends and other distributions at the same time, in the same form, and in equivalent amounts as dividends and other distributions that are payable from time to time with respect to investments selected by the Participant under the Deferred Compensation Account. Any such notional dividends and other distributions shall be valued as of the date on which they are credited to the Participant’s Deferred Compensation Account and reallocated to acquire additional shares of the investments selected by the Participant under the Deferred Compensation Account. If such notional dividends and other distributions are credited in a form other than Common Stock or cash, the Committee will determine their value in good faith.

ARTICLE 4

VESTING AND DISTRIBUTION OF BENEFITS

4.1       Vesting of Deferred Compensation Accounts. The Participant’s Deferred Compensation Account shall be fully vested at all times.

4.2       Scheduled Distribution of Deferred Compensation Accounts. Subject to Sections 4.3, 4.4, 4.5 and 4.6, distribution of the Participant’s Deferred Compensation Account shall be paid to the Participant on the following dates and in the following increments:

(a) Distribution of the Participant’s Deferred Compensation Account shall be made in forty (40) substantially equal quarterly installments beginning October 20, 2005 and continuing on each January 20, April 20, July 20 and October 20 thereafter. If the scheduled payment date is a Saturday, Sunday or holiday, then the quarterly installment shall be paid on the next business day.

(b) Any cash dividends credited to the Participant’s Deferred Compensation Account on or after October 14, 2005 with respect to shares of Common Stock shall be paid out on the next quarterly payment date.

(c) Payout Formulas:

a = Deferred Compensation Account Balance

b = Number of Remaining Payments

c= Cash Dividends Accrued on Common Stock Since Last Payment

1st Payment:	(1/40 × a) + Cash Dividends Accrued on Common Stock on or after October 14, 2005
2nd – 39th Payment:	(1/b × a) + c
40th Payment:	Remaining Deferred Compensation Account Balance + c

4.3       Change of Distribution Schedule. The Participant may elect, at any time, to change his distribution date(s), provided that such election shall not take effect for one (1) year from the date of the new election and that under the amended payment schedule, each distribution installment (or lump sum) shall occur no earlier than five (5) years after such installment (or lump sum) would have been paid under the prior distribution schedule, and in conformance with Code Section 409A(a)(4)(C), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.

4.4       Accelerated Full or Partial Distributions. The following amounts shall be deducted from the Participant’s Deferred Compensation Account balance.

(a)            Unforeseeable Emergency. In the event of an Unforeseeable Emergency, the Committee may, in its sole discretion, permit distribution to the Participant from his Deferred Compensation Account of an amount no greater than the amount necessary to satisfy the emergency plus any taxes reasonably anticipated as a result of the distribution.

(b)           Domestic Relations Order. In its sole discretion, the Committee may permit acceleration of the time or schedule of a distribution under the Agreement to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(c)            Conflict of Interest. In its sole discretion, the Committee may permit acceleration of the time or schedule of a distribution under the Agreement as may be necessary to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(d)           De Minimus Distribution. In its sole discretion, the Committee may distribute the Participant’s entire Deferred Compensation Account to him, provided that (1) the Participant’s account balance as of the distribution date is $10,000 or less, (2) the payment accompanies the termination of the entirety of the Participant’s interest in the Agreement, and (3) the payment is made on or before the later of (A) December 31 of the calendar year in which the Participant’s Separation from Service occurs or (B) the date 2 ½ months after the Participant’s Separation from Service.

(e)            Employment Taxes. In its sole discretion, the Committee may permit acceleration of the time or schedule of a distribution under the Agreement as may be necessary to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Section 3101, 3121(a) and 3121(v)(2) of the Code (as applicable) on compensation deferred under the Agreement. In addition, the Committee may permit acceleration of the time or schedule of a distribution under the Agreement as may be necessary to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or non-U.S. tax laws as a result of the payment of the FICA tax, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes. Notwithstanding the foregoing, the total accelerated distribution under this Section 4.4(e) shall not exceed the aggregate amount of FICA taxes and the income tax withholding related to such amount of FICA taxes.

(f)            Income Inclusion under Section 409A of the Code. In its sole discretion, the Committee may permit acceleration of the time or schedule of a distribution under the Agreement at any time the Agreement fails to meet the requirements of Section 409A of the Code and the corresponding regulations. Notwithstanding the foregoing, the total accelerated distribution under this Section 4.4(f) shall not exceed the amount required to be included as income as a result of the failure to meet the requirements of Section 409A of the Code and the corresponding regulations.

(g)           Dissolution or Bankruptcy. To the extent permitted under Code Section 409A, the Committee shall have the authority, in its sole discretion, to terminate the Agreement and distribute the Participant’s entire Deferred Compensation Account to the Participant or, if applicable, his Beneficiary within twelve months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(a). The total accelerated distribution under this Section 4.4(g) must be included in the Participant’s gross income in the latest of:

(i)	The calendar year in which this Agreement is terminated;

(ii)           The calendar year in which the amount of the Deferred Compensation Account is no longer subject to a substantial risk of forfeiture; or

(iii)          The calendar year in which distribution of the Participant’s entire Deferred Compensation Account is administratively practicable.

(h)           Change in Control. To the extent permitted under Code Section 409A, the Committee shall have the authority, in its sole discretion, to terminate the Agreement and distribute the Participant’s entire Deferred Compensation Account to the Participant or, if applicable, his Beneficiary within thirty days prior to or within twelve months after a Change in Control. The Agreement will be treated as terminated under this Section 4.4(h ) only if all substantially similar arrangements sponsored by the Company are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of termination of the arrangements.

(i)             Termination of the Agreement by the Company. To the extent permitted under Code Section 409A, the Committee shall have the authority, in its sole discretion, to terminate the Agreement and distribute the Participant’s entire Deferred Compensation Account to the Participant or, if applicable, his Beneficiary provided that:

(i)             All arrangements sponsored by the Company that would be aggregated with this Agreement under Proposed Regulation Section 1.409A-1(c) if the Participant participated in all of the arrangements are terminated;

(ii)           No payments other than payments that would be payable under the terms of this Agreement and the other aggregated arrangements if the termination had not occurred are made within twelve months of the termination of this Agreement and the other aggregated arrangements;

(iii)          All payments under this Agreement and the other aggregated arrangements are made within twenty four months of the termination of this Agreement and the other aggregated arrangements; and

(iv)          The Company does not adopt a new arrangement that would be aggregated with this Agreement and any other terminated arrangements under Proposed Regulation Section 1.409A-1(c) if the Participant had participated in both arrangements, at any time within five years following the date of termination of this Agreement and the other terminated arrangements.

(j)             Other Events and Conditions. The Committee shall have the authority to terminate the Agreement and distribute the Participant’s entire Deferred Compensation Account to the Participant or, if applicable, his Beneficiary upon the occurrence of such other events and conditions as may be prescribed in generally applicable guidance published in the Internal Revenue Bulletin.

4.5       Death Benefit. Upon the death of the Participant prior to complete distribution to him of the entire balance of his Deferred Compensation Account, the remaining balance of his Deferred Compensation Account on the date of death shall be payable to the Participant’s Beneficiary in accordance with the remaining distribution schedule set forth in Section 4.2 (or as otherwise selected by the Participant in accordance with Section 4.3).

4.6       Delay of Distributions. To the extent permitted under Code Section 409A, a scheduled distribution of the Participant’s Deferred Compensation Account shall be delayed to a date after the scheduled payment date under any of the following circumstances:

(a)            Violation of a Loan Agreement or Similar Contract. A scheduled distribution of the Participant’s Deferred Compensation Account shall be delayed to a date after the scheduled payment date in the event the Company reasonably anticipates that making the distribution will violate a loan agreement or other similar contract to which the Company is a party, and such violation will cause material harm to the Company. The delayed distribution must be made at the earliest date at which the Company reasonably anticipates that making the distribution will not cause such violation, or such violation will not cause material harm to the Company. In addition, the facts and circumstances must indicate that the Company entered into such loan agreement or other similar contract for legitimate business reasons, and not to avoid the restrictions on deferral elections under Code Section 409A.

(b)           Payments that would Violate Federal Securities Laws or other Applicable Law. A scheduled distribution of the Participant’s Deferred Compensation Account shall be delayed to a date after the scheduled payment date in the event the Company reasonably anticipates that making the distribution will violate federal securities laws or other applicable law. The delayed distribution must be made at the earliest date at which the Company reasonably anticipates that making the distribution will not cause such violation. For purposes of this Section 4.6(b), making a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

(c)            Other Events and Conditions. The Company may delay a scheduled distribution of the Participant’s Deferred Compensation Account upon such other events and conditions as may be prescribed in generally applicable guidance published in the Internal Revenue Bulletin.

4.7       Participant’s Rights Unsecured. The right of the Participant and his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his Beneficiary shall have any rights in or against any amount credited to the Participant’s Deferred Compensation Account or any other specific assets of the Company, except as otherwise provided in the Trust Agreement. The Deferred Compensation Account shall be kept solely as a nominal account, may be carried in cash or any other liquid assets, may be invested in Common Stock, or may be invested in any other assets as may be selected by the Committee in its sole and absolute discretion.

ARTICLE 5

DESIGNATION OF BENEFICIARY

5.1       Designation of Beneficiary. The Participant may designate a Beneficiary to receive any amount due hereunder to him via written notice thereof to the Committee at any time prior to his death and may revoke or change the Beneficiary designated therein without the Beneficiary’s consent by written notice delivered to the Committee at any time and from time to time prior to the Participant’s death, provided that any such designation or change of designation naming a primary Beneficiary other than the Participant’s spouse shall be effective only if written spousal consent is provided to the Committee. If the Participant’s spouse is incapacitated, then the person who holds a power of attorney for the incapacitated spouse or other person authorized to act on behalf of the incapacitated spouse may provide the required spousal consent. If the Participant fails to designate a Beneficiary, or if no such designated Beneficiary shall survive him, then such amount shall be paid to the Participant’s estate. Designation of a Beneficiary shall be made in the form attached hereto as Exhibit A.

ARTICLE 6

TRUST PROVISIONS

6.1       Trust Agreement. The Company may establish the Trust for the purpose of retaining assets set aside by the Company pursuant to the Trust Agreement for payment of all or a portion of the amounts payable pursuant to the Agreement. Any benefits not paid from the Trust shall be paid from the Company’s general funds, and any benefits paid from the Trust shall be credited against and reduce by a corresponding amount the Company’s liability under the Agreement. All Trust Funds shall be subject to the claims of general creditors of the Company in the event the Company is insolvent as defined in the Trust Agreement. The obligations of the Company to pay benefits under the Agreement and the obligation of the Trustee to pay benefits under the Trust constitute an unfunded, unsecured promise to pay benefits in the future and the Participant and his Beneficiary shall have no greater rights than general creditors of the Company. No Trust established hereunder may hold assets located outside of the United States nor provide that assets will become restricted to the provision of benefits under the Agreement in connection with a change in the Company’s financial health.

ARTICLE 7

AMENDMENT AND TERMINATION

7.1       Amendment. The Committee shall have the general authority, in its sole discretion, to amend or suspend the Agreement at any time and for any reason it deems appropriate; provided however, that no amendment of the Agreement may adversely affect the Participant’s rights thereunder without his prior written consent. Any amendment or suspension of the Agreement must be pursuant to a written document that is executed by a duly-authorized officer of the Company. Except as required under Code Section 409A, no Deferrals shall be made during any suspension of the Agreement or after termination of the Agreement.

7.2       Automatic Termination of the Agreement. The Agreement shall automatically terminate on the date when the Participant (or Beneficiary) has no further rights to or expectation of payment of further benefits under the Agreement.

ARTICLE 8

ADMINISTRATION

8.1       Administration. The Committee shall administer and interpret this Agreement in accordance with the provisions of the Agreement and the Trust Agreement (if any) and shall have the authority in its discretion to adopt, amend or rescind such rules and regulations as it deems advisable in the administration of the Agreement. Any determination or decision by the Committee shall be made in its sole discretion and shall be conclusive and binding on all persons who at any time have or claim to have any interest under this Agreement. Notwithstanding anything in the Agreement to the contrary, the Committee shall administer and construe the Agreement in accordance with Code Section 409A, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time

8.2       Liability of Committee; Indemnification. The Committee shall not be liable for any determination, decision, or action made in good faith with respect to the Agreement. The Company will indemnify, defend and hold harmless the members of the Committee from and against any and all liabilities, costs, and expenses incurred by such person(s) as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Agreement, other than such liabilities, costs, and expenses as may result from the bad faith, gross misconduct, breach of fiduciary duty, willful failure to follow the lawful instructions of the Board or criminal acts of such persons. All members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

8.3       Expenses. The cost of the establishment and the adoption of the Agreement by the Company, including but not limited to legal and accounting fees, shall be borne by the Company. The expenses of administering the Agreement shall be borne by the Company, and the Company shall bear, and shall not be reimbursed by the Trust, for any tax liability of the Company associated with the investment of assets held by the Trust.

ARTICLE 9

GENERAL AND MISCELLANEOUS

9.1       Rights Against Company. Except as expressly provided by the Agreement, the establishment of this Agreement shall not be construed as giving to the Participant, any employee or any person any legal, equitable or other rights against the Company, or against its officers, directors, agents or members, or as giving to the Participant or Beneficiary any equity or other interest in the assets or business of the Company or giving the Participant the right to be retained in the employ of the Company. In no event shall the terms of service of the Participant, expressed or implied, be modified or in any way affected by the adoption of the Agreement or Trust or any election under the Agreement made by the Participant. The rights of the Participant or his Beneficiary hereunder shall be solely those of an unsecured general creditor of the Company.

9.2       Claims Procedures. Claims for benefits under the Agreement by the Participant (or his beneficiary or duly appointed representative) shall be filed in writing with the Committee. The Committee shall follow the procedures set forth in this Section 9.2 in processing a claim for benefits.

(a)            Within 90 days following receipt by the Committee of a claim for benefits and all necessary documents and information, the Committee shall furnish the person claiming benefits under the Agreement (the “Claimant”) with written notice of the decision rendered with respect to such claim. Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 90 day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.

In no event shall the period of the extension exceed 90 days from the end of the initial 90 day period.

(b)           In the case of a denial of the Claimant’s claim, the written notice of such denial shall set forth (1) the specific reason(s) for the denial, (2) references to the Agreement provisions upon which the denial is based, (3) a description of any additional information or material necessary for perfection of the application (together with an explanation why such material or information is necessary), and (4) an explanation of the Agreement’s appeals procedures and the time limits applicable to these procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review. If no notice of denial is provided as herein described, the Claimant may appeal the claim as though his or her claim had been denied.

9.3       Appeals Procedures. A Claimant who wishes to appeal the denial of his or her claim for benefits or to contest the amount of benefits payable shall follow the administrative procedures for an appeal as set forth in this Section 9.3 and shall exhaust such administrative procedures prior to seeking any other form of relief.

(a)            In order to appeal a decision rendered with respect to his or her claim for benefits or with respect to the amount of his or her benefits, the Claimant must file an appeal with the Committee in writing within 60 days after the date of notice of the decision with respect to the claim.

(b)           The Committee shall provide a full and fair review of all appeals filed under the Agreement and shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. In connection with the filing of an appeal, the Claimant may submit written comments, documents, records, and other information relevant to his or her appeal. The Committee will provided, upon the Claimant’s request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The decision of the Committee shall be made not later than 60 days after the Claimant has completed his or her submission to the Committee of his or her appeal and any documentation or other information to be submitted in support of such appeal. Should special circumstances require an extension of time for processing, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 60 day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed 60 days from the end of the initial 60 day period.

(c)            The decision on the Claimant’s appeal shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant and shall, in the case of a adverse determination, include: (1) the specific reason(s) for the adverse determination; (2) reference to the specific plan provisions on which the benefit determination is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits; and (4) a statement describing any voluntary appeal procedures offered by the Agreement, and the Claimant’s right to obtain the information about such procedures and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(d)           If the Committee does not respond within 120 days, the Claimant may consider his or her appeal denied.

(e)            In the event of any dispute over benefits under this Agreement, all remedies available to the disputing individual under this Section 9.3 must be exhausted before legal recourse of any type is sought.

9.4       Assignment or Transfer. No right, title or interest of any kind in the Agreement shall be transferable or assignable by the Participant or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or his Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or to dispose of any interest in the Agreement shall be void.

9.5       Severability. If any provision of this Agreement shall be declared illegal or invalid for any reason, said illegal or invalid provision shall not affect the remaining provisions of this Agreement but shall be fully severable, and this Agreement shall be construed and enforced as if said illegal or invalid provision was not part of this Agreement.

9.6       Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Agreement. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine and neuter genders, the feminine gender includes the masculine and neuter genders and the neuter gender includes the masculine and feminine genders.

9.7       Governing Law. The validity and effect of this Agreement and the rights and obligations of all persons affected hereby shall be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal laws of the State of California, without giving effect to any choice of law rule.

9.8       Payment Due to Incompetence. If the Committee receives evidence that the Participant or Beneficiary entitled to receive any payment under the Agreement is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person who has been legally appointed, or trust which has been legally established, for the benefit of such person.

9.9       Taxes. All amounts payable hereunder shall be reduced by any and all federal, state, and local taxes imposed upon the Participant or his Beneficiary which are required to be paid or withheld by the Company. The determination of the Company regarding applicable income and employment tax withholding requirements shall be final and binding on the Participant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

FRANKLIN RESOURCES, INC., a Delaware corporation
By: /s/ Gregory E. Johnson Name: Gregory E. Johnson Title: President and Chief Executive Officer

/s/ Louis E. Woodworth Louis E. Woodworth

EXHIBIT A

FRANKLIN RESOURCES, INC.

DEFERRED COMPENSATION ARRANGEMENT FOR DIRECTOR’S FEES

BENEFICIARY DESIGNATION

In the event that I should die prior to the receipt of all amounts credited to my Deferred Compensation Account under the Franklin Resources, Inc. Deferred Compensation Agreement for Director’s Fees (the “Agreement”), and in lieu of disposing of my interest in my Deferred Compensation Account by my will or the laws of intestate succession, I hereby designate the following persons as primary Beneficiary and contingent Beneficiary of my interest in my Deferred Compensation Account:

Primary Beneficiary
Name: Heidi Charleson	100% of my Deferred Compensation Account
Address: 1505 7th Avenue West, Seattle, Washington 98119

Contingent Beneficiary
Name: Western Golf Association, Chick Evans Caddy Scholarship Fund	100% of my Deferred Compensation Account
Address: One Briar Road, Golf, Illinois 60029

Should the primary Beneficiary fail to survive me, the contingent Beneficiary shall be entitled to my interest in the Deferred Compensation Account. In the event the primary Beneficiary does not survive me and the contingent Beneficiary does not exist at my death, then my interest in the Deferred Compensation Account shall be disposed of by my will or the laws of intestate succession, as applicable.

Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Agreement.

This Beneficiary Designation is effective until I file another such Beneficiary Designation with the Company. Any previous Beneficiary Designations are hereby revoked.

Submitted by: Louis E. Woodworth /s/ Louis E. Woodworth Date: October 17, 2005	Accepted by: Franklin Resources, Inc. By: /s/ Gregory E. Johnson Its: President and Chief Executive Officer Date: October 17, 2005

EXHIBIT B

FRANKLIN RESOURCES, INC.

DEFERRED COMPENSATION AGREEMENT FOR DIRECTOR’S FEES

INVESTMENT DIRECTION

The Participant hereby directs the investment of his or her Deferred Compensation Account in Franklin Resources, Inc. Common Stock and/or one or more Franklin Templeton mutual funds in accordance with the percentages indicated below.

INVESTMENT	Percentage

Franklin Resources, Inc. Common Stock	100%
_______________________________________	%
_______________________________________	%
_______________________________________	%
_______________________________________	%

100%

Participant: Louis E. Woodworth
Signature: /s/ Louis E. Woodworth
Date: October 17, 2005